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                               W.R. GRACE & CO.
                           W. R. GRACE & CO.-CONN.
                             One Town Center Road
                             Boca Raton, Florida



                                                                  July 31, 1996


FRESENIUS MEDICAL CARE AG
61440 Oberursel
61343 Bad Homburg
Germany

Ladies and Gentlemen:

       Capitalized terms used in this letter without definition shall have the meanings ascribed to such terms in the Agreement and Plan of Reorganization dated as of February 4, 1996 by and between W. R. Grace & Co. and Fresenius AG (the "Reorganization Agreement") and related agreements.

       In connection with the transactions contemplated by the Reorganization Agreement and as a result of negotiations between the parties and the United States of America, Fresenius Medical Care AG ("FMC") and Grace are entering into a Guarantee Agreement with the United States of America attached hereto as Annex 1 (the "FMC Guarantee") and Grace-Conn. is entering into a Guarantee Agreement with the United States of America attached hereto as Annex 2 (the "Grace-Conn. Guarantee").

       In connection with the respective parties entering into the FMC Guarantee and the Grace-Conn. Guarantee, the parties hereto have agreed as follows:

       1. For as long as the Grace-Conn. Guarantee remains in effect, FMC, Grace and NMC shall provide Grace-Conn. with an opportunity to remain advised on a current basis through counsel selected by Grace-Conn. of the OIG Investigation (as defined in the FMC Guarantee) and the Florida Action (as defined in the FMC Guarantee), without limitation to any rights under Section
4.03 of the Distribution Agreement.

       2. FMC (a) agrees to pay to Grace-Conn., promptly upon demand, all amounts paid by Grace-Conn. under the Grace-Conn. Guarantee, together with interest thereon (at the rate applicable to Fresenius Medical Care's senior debt agreements) for the period from the date of payment of such amounts by Grace-Conn. through the date of payment hereunder by FMC to Grace-Conn., and
(b) consents to the rights of subrogation in favor of Grace-Conn. created pursuant to the Grace-Conn. Guarantee.

       3. FMC agrees that Grace-Conn. is a third party beneficiary of the FMC guarantee and that Grace-Conn. shall have the right to enforce, in its own name against FMC and Grace, the obligation of FMC and Grace to pay the obligations to the United States under the FMC Guarantee.

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July 31, 1996
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       4.       For the purposes of Section 4.05 of the Distribution Agreement, the NMC Group shall include FMC and all its Affiliates.

       5. FMC consents to the jursidiction of the United States District Court for the Southern District of New York to enforce the terms of this Agreement.

       Please indicate your agreement with the foregoing by signing where indicated below.


                                      W. R. GRACE & CO.
                                      W. R. GRACE & CO. - CONN.


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                                      By:
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AGREED AND ACCEPTED:

FRESENIUS MEDICAL CARE AG





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